Joint Venture Agreement

between

English Computerized Learning, Inc.,

and

Asia Broadband, Inc.

Date: April 21, 2003

NON DISCLOSURE STATEMENT

_________________________________________________

I acknowledge that the proposed Agreement contains confidential, proprietary information.

In the consideration and prior period of intending to establish an Agreement, I agreed not to disclose the information conveyed during discussions regarding our corporation's business strategies, client base and market strategies relevant to the formation of an Agreement to any third party, and not to make any use of the information is not used to influence investment into Asia Broadband, Inc., & E-ASP Network, Inc.

I agree to return the Agreement and any accompanying documents to the owners of the document, if I have I no longer have interest in considering the possibility of forming and Agreement, or upon request of the owners of the Agreement, whichever comes first.

Recipient's Name: ________________________

Signature: ________________________

Date: ________________________

Confidentiality

The recipient is advised that this information may be subject to a Confidentiality Agreement. Where such an agreement is not already in effect, by accepting this Agreement the recipient acknowledges and agrees that the information contained herein is strictly proprietary and confidential, and accordingly may not be published, reproduced, copied or disclosed to any person other than employees of the recipient who are under the same non-disclosure obligation.

Disclaimer

This Agreement, herein does not constitute any information which could be conveyed as an offer or solicitation of an offer to influence the purchase of securities from the Company. This information and strategies may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Exchange Act of 1934, as amended by public law 104 - 67 and is subject to safe harbor by these sections. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements, which involve numerous risks and uncertainties. The review of this Agreement is by invitation only and not intended for the general public.

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT constitutes the following areas of specialty; 1) Aggregation, 2) Content , 3) Software Development and 4) Software Adaptation. This Joint Venture Agreement ("Agreement") is made effective this day March 17, 2003, by and between English Computerized Learning, Inc., the Content Source Client Partner("CSP"), located at # 208, 5405 - 99th Street, Edmonton, Alberta, Canada T6E 3N8 and the Asia Broadband, Inc., the Education - Applications Service Client Partner("E-ASP"), located at 10 Glen Lake Parkway, Suite 130, Atlanta, Georgia 30328. For the purpose of this agreement "E-ASP" means Asia Broadband, Inc., or any of its affiliated or subsidiary companies.

Definitions and Scope of Responsibilities:

CSP: Intellectual Property Owner

CSP has created educational programs in the form of CD-ROM's with supportive teaching materials. The programs from English Computerized Learning, Inc., (CSP) are for the purpose of this document designated as "PP Series: Pronunciation Power 1, Pronunciation Power 2, Pronunciation Power Idioms and 8-1 English Dictionary, but does not preclude future versions of software products and or version upgrades.

E-ASP: Education Application Service Client Partner

  Marketing and integration of educational program systems.

  CSP and E-ASP desire to arrange for E-ASP to market CSP's education programs systems as set forth herein.

  Specialized in exporting education content to international countries.

  Localization of education content for local market requirements.

  Optimization of the educational process supply chain.

  Establishing successful marketing and business models for program(s) tailored to specific markets and market segments.

  Provide market feedback to CSP to ensure ongoing program optimization.

  Market segmentation via various forms of service capabilities to determine the correct delivery of content for the target market segment..

  Establish channel sales and provide local support.

  Integrate operational systems to optimize capacity of program.

  Integrate next generation network technologies to enable the multiplication of program delivery without affecting the academic quality and/or the integrity of the program.

  Minimize the financial responsibilities of the CSP.

  Provide automated auditing services for the parties involved within this Agreement.

  Provide value added services to its CSP, Channel Partners and to the end user in various forms of; E-Commerce Learning, E-Learning and E-Entertainment Education programs.

  Develop various forms of delivery applications; a) Traditional On Site training, 2) Multimedia Learning for campus local area network applications, 3) E-Learning format for Internet based applications and 4) Several variations of Distance learning formats.

Commitment to an Initial Plan:

    Launch the internet ready version into our JV partnership with major network provider

    Launch in our own dedicated educational portal and other network Client

Partners.

    Structure a classroom / Internet programs using this base content.

    Immediately integrate into our branded English programs and a variety of program models.

    Introduce into the government, educational institutes and commercial sectors.

    Integrate into the development of local and nationwide standards.

    Introduce to other countries presently under special projects of our corporation.

    Immediately implement security structures to protect the content.

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

Duties and Responsibilities

Whereas: CSP declares that it:

  Solely owns the intellectual property of referred to as Pronunciation Power ("PP"). It is understood the complete product line of the CSP is referred to as PP.

Whereas: E-ASP will as required by the market:

  Additional content localization and language translation as required.
  Localize the teachers/student manuals as required..
  Create co-branding rights or additional accreditation with top level universities both in China and other countries.
  Create co-branding rights with other large organizations.
  Position your product(s) in multiple methods of delivery and program packaging. Including campus, on/offline and several network models.
  E-ASP declares it may need to redesign, develop, localize, translate and implement software applications based on the functional specifications and related information to convert/adapt the PP to a fully Internet (Web) based Chinese-English version (hereinafter "PP CE Online Series").
  E-ASP acknowledges that it has been nominated for this specific task, within the CSP and E-ASP Joint Venture Agreement and that it shall report all findings and make all recommendations directly to the management of CSP.

Terms of Agreement as follows:

1. Co-license / jointly copy write the Internet product.

2. Payment made on a revenue sharing / license model.

3. Exclusivity for China for a mutually acceptable period of time.

4. E-ASP will bear all the cost for converting and adapting the PP to a fully Internet (Web) based PP CE Online Series as required, however, it is anticipated that most work has been performed by CSP to ensure operations on the Internet.

5. CSP and E-ASP will jointly own the copyright and patent of any substantially new PP CE Online Series adapted by E-ASP. Thereafter, CSP and E-ASP will be the Licensor of the PP CE Online Series Series. The License of PP CE Online Series will be governed by and construed in accordance with the laws of P.R of China, and shall inure to the benefits of the Licensor PP CE Online Series (CSP & E-ASP) and Licensee and their successors, assigns and legal representatives. Investment and potential cost sharing arrangements will be determined and discussed separately from this agreement.

3. CSP has the obligation not to grant or provide the PP CE Online Series for China and or its successor software versions to any company except E-ASP. E-ASP and CSP will be the sole Licensor of the web enabled on-line Internet application for Chinese - English applications.

4. E-ASP will utilize expertise, professional designers, employees capable of designing and implementing the PP CE Online Series to be developed hereunder. All work shall be performed in a professional and workmanlike manner.

5. E-ASP will have the exclusive right to distribute the PP CE Online Series developed by E-ASP in the area of P.R. China in all markets for a first period of 5 years. Thereafter, the Licensor (CSP and E-ASP) will continue to receive a revenue share/royalty on the sale of this software and will continue to have the right to continue the distribution sales of this software platform for the benefit of the joint venture partnership (CSP and E-ASP).(continued on next page)

It is further agreed that the exclusive rights will initially be reviewed after 12 months of the signing of the agreement and then yearly on the anniversary date of the contract. If both parties are satisfied they will indicate their agreement in writing to continue in the 5 year term as outlined above. It is also agreed that CSP will immediately transfer their existing contract with their Agent in China to E-ASP, however, it is understood that the operational logistics and introduction of the parties involved (CSP, E-ASP and CSP's Agent) may take a period of 3 months to complete. On this basis this agreement is exclusive inclusive of E-ASP and CSP's Agent to be assigned to E-ASP.

It is understood that CSP will have full visibility of all parties involved in the spirit of team focus in targeting markets.

6. Upon signing this agreement, E-ASP will discuss and local sales and marketing plan (starting from Shanghai area) and a nation-wide strategy in the area of P. R. China, and submit a copy to CSP.

7. E-ASP will not sell the PP CE Online Series in areas outside of China without prior written notice to CSP.

8. For marketing and sales purpose, E-ASP is allowed to use PP CE Online Series to be branded under other names widely recognized and accepted in P. R. China (i.e. Brand name educational institutions and corporations) with the consent of CSP.

9. Having considered that the "offline" classroom teaching is an essential part of the PP CE Online Series, E-ASP and its Chinese partners will have the right to provide training and value added services associated with the newly created PP CE Online Series. E-ASP and its Chinese partners will bear all the cost of such trainings and services and receive all the revenues generated from such trainings and services.

10. Student Books and Teacher Guides supporting the PP CE Online Series are essential part for learning the PP CE Online Series Series, hence, E-ASP and its Chinese partners are allowed, at their own cost, to localize, partially translate, redesign and publish the Student Book and Teacher Guides bundles with the PP CE Online Series feature.

11. E-ASP will, in its best effort and its own cost, to have top English language professors from major universities in China to provide endorsement to PP CE Online Series.

12. In order to prevent any direct competition in the area of P. R. China, as the joint venture owner of the PP CE Online Series, CSP agrees and guarantees that there will be only one PP CE Online Series Version(s) in the territory of the P. R. China.

13. CSP will not provide E-ASP with any source code of PP and E-ASP acknowledges it does not require the above mentioned source codes to complete adaptation of PP CE Online, however, CSP agrees to make a complete source code of the PP and place them at an independent third party mutually accepted by CSP and E-ASP, in the event that CSP enters into bankruptcy, or some unforeseen reason, E-ASP will have the right to obtain access to the source code.

14. CSP will declare for verification purposes the owner of the source code to E-ASP.

15. If applications requiring access to the source code or object code is required, CSP will cooperate to E-ASP to complete specific modifications or changes to the software. This work will be done in a timely manner according to the schedule determined by E-ASP. It is understood that this type of arrangement is offered to CSP as a benefit provided by E-ASP to comply with CSP's potential request for secrecy of the source code.

16. CSP will supply at it's own expense, technical / pedagogical expert(s) to aid E-ASP with the adaptation process for a total of two (2) weeks until the completion of the project.

17. CSP acknowledges that all material and information supplied by E-ASP's work in any major redevelopment of the Internet based PP CE Online which has or will come into the joint possession of CSP and E-ASP in connection with its performance hereunder, is to be considered CSP and E-ASP's confidential and proprietary information (the "Confidential Information"). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, licenses, prices, costs, and employee and customer lists.

18. CSP acknowledges that E-ASP's purpose in pursuing the redevelopment, if required of the PP CE Online is to gain a significant competitive advantage over competitors operating without such software and that such advantage will be jeopardized if such competitors learn of E-ASP's negotiations with CSP or the performance by CSP of its obligations hereunder. Accordingly, CSP agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of E-ASP.

19. CSP warrants that the PP will not infringe upon any copyright, patent, trade secret or other intellectual property interest of any third party. CSP will indemnify and hold E-ASP harmless from and against all such infringement claims, losses, suits and damages including, but not limited to, attorney's fees and costs, and shall promptly following any bona-fide claim of infringement correct the PP software so as not to be infringing, or secure at its own expense the right of E-ASP to use the software without infringement.

20. E-ASP will establish a mechanism with its commercial accounts (such as our network Client Partners) to monitor the number of users and number of logins, these information will be disclosed to CSP on a timely and pre-scheduled basis.

21. The quantity of users delivered by E-ASP for PP CE Online will be up to determined within and during a three burn-in period of focused marketing based on our initial studies for the first period of cooperation.

22. E-ASP will have the right to provide training and value added services associated with the newly created PP CE Online software.

23. E-ASP will manage the complete value chain and its associated revenue share payments. At times, the quantity of partners varies depending on the "delivery model". For example, the end user gross sales may be shared with; 1) Network provider, 2) CSP, 3) E-ASP and 4) Educational Institute.

24. E-ASP will be responsible for all marketing and promotion of the PP Series in several forms of delivery.

25. This Agreement includes the ability to sell PP in various forms and is limited to Internet format only until mutually agreed upon on a case by case basis.

26. E-ASP and CSP may elect to co-brand depending on the target market segments.

27. E-ASP and CSP will see to create multiple brand programs.

28. Any jointly owned next generation programs and format of programs using the embedded PP Series intellectual property of CSP can be marketed and distributed world wide.

29. E-ASP will have the right to market the existing product line (CD-ROM or Internet) of CSP to other international markets on a case by case basis and will request consent from CSP.

30. In other formats of delivery such as the original state of the PP Series is jointly determined to be secure then E-ASP will be allowed to request additional territories (other international countries) on a case by case basis for the distribution and sale of the PP Series.

31. This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

32. This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only be written instrument signed by the parties hereto.

33. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

34. The terms of this Agreement shall be construed and enforced under the laws of The R.P. of China for Shanghai Broadband Network, Inc., and the State of Nevada for Asia Broadband, Inc.

35. Following the signing of this contract, CSP will enable delivery of PP Series programs.

1. Term and Termination:

A. "Initial Term": This Agreement shall commence on March 19, 2003 and shall continue for a period of five years , unless terminated earlier as provided herein. Either party may terminate this Agreement effective upon the end of the Initial Term by written notice to the other at least ninety (90) days prior to the end of the Initial Term. If not terminated at the end of the Initial Term, the Agreement shall automatically renew for successive periods of three years each unless terminated by either party at least ninety (90) days before the end of any renewal term.

B. Termination: This Agreement may be terminated at any time: (i) by either party if there is a default of a material obligation which is not cured within thirty (90) days following notice from the non-defaulting party; (ii) by CSP if E-ASP ceases to function as an ongoing concern or to conduct its operations in the normal course of business; or (iii) by CSP if E-ASP shall become insolvent or bankrupt or E-ASP shall make an assignment for the benefit of creditors or a trustee or receiver shall be appointed for E-ASP. Except for a termination for cause, neither party shall be liable to the other or to any other person for any loss or damage occasioned by the termination of this Agreement as provided herein.

2. Notices:

Any notice or other communication under this Agreement shall be deemed given if delivered in writing to the intended recipient either in person or mailed, certified or registered, postage prepaid, or by recognized overnight delivery service, to the intended recipient at the address specified herein:

If to CSP:

W. Terry Lee
President
English Computerized Learning, Inc.
# 208, 5405 - 99th Street
Edmonton, Alberta, T6E 3N8

If to E-ASP:

Charles Demicher
Chief Operating & Technical Officer, Director - Asia Broadband, Inc.
Vice Chairman, Director - Shanghai Broadband Network, Inc.

Asia Broadband, Inc.
10 Glen Lake Parkway, Suite 130
Atlanta, GA 30328
USA

or such other address as a party may specify from time to time pursuant to this Section.

3. Governing Law:.

This Agreement shall be governed, construed and enforced according to the laws of the State of Nevada.

4. Final Agreement:

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

5. Headings:.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

6. E-ASP's Obligations

E-ASP shall use its best endeavours to procure a signed written agreement with each Partner of E-ASP ("Client Partner") in China which satisfies the Codes of Practice and shall use its reasonable endeavours to ensure that the following obligations are included

(a) That the Client Partner submit all advertising and promotional materials for Programs to E-ASP for approval which can be requested by CSP for review anytime.

(b) That the Client Partner clearly indicates in all dealings with applicants for Programs, Local Students, and third parties including, without limitation, on all publicity and business documents, that the Programs are provided under licence from CSP & E-ASP.

(c) That the Client Partner makes sufficient numbers of good PP Series copies of the Course Materials to enable its teaching staff to teach the Programs to the Local Students to appropriate standards.

(d) That the Client Partner appoints suitable staff with appropriate qualifications to teach the Programs including, without limitation, a good working knowledge of the English language;

(e) That all Locations are suitable for the provision of the Programs;

(f) Ensure that the Client Partners provide sufficient support to Local Students to enable them to complete the Programs to the standards and timetable expected. Rules and regulations, including, without limitation, providing email advisory services, student induction and revision sessions and practice assessments;

(g) Where appropriate E-ASP will appoint one or more representatives to liaise with CSP as required in order to ensure the smooth operation of this Agreement; E-ASP agrees to indemnify CSP against all claims, damages, costs and other expenses which may be incurred in relation to E-ASP carrying out its obligations and exploiting its rights under this Agreement for which E-ASP is directly responsible.

7. CSP's Further Obligations:

CSP undertakes to maintain a controlling interest in its operations and will notify E-ASP within five working days of any change in ownership.

During the Term of this Agreement, CSP will ensure that CSP is properly managed, economically viable and able to carry out its obligations pursuant to this Agreement.

CSP undertakes to use its best endeavours to promote the interests of its joint venture partnership with E-ASP per this Agreement and undertakes not to compete either directly or indirectly with E-ASP in the Territory during the Term of this Agreement.

8. Payment :

In consideration of CSP providing the PP Series to E-ASP and E-ASP providing a comprehensive and end-to-end turnkey business functions, E-ASP shall pay CSP the Revenue Share according to the following parameters:

(a) Revenue sharing will be 80% share for E-ASP and 20% for CSP.

(c) CSP's payment of [to be determined ] for any additional major adaptation agreed upon and identified as to cost sharing will be incrementally deducted out of CSP's part of revenues until paid.

9. Payment Terms:

E-ASP shall use its best endeavours to pay CSP the Revenue Share on the Accounting Date in US Dollars by telegraphic transfer or such other means as the parties may agree.

On the first working day of each calendar quarter, or as soon as practicable thereafter, E-ASP shall, in respect of the month immediately preceding that month, provide CSP a full and accurate statement in writing detailing:

(a) The total number of new Students enrolled with the Client Partner Programs

(b) The amount of each net Fee due (in the local currency);

(c) The Revenue Share payable (in local currency and in US Dollars).

(d) For the avoidance of doubt, receipt or acceptance by CSP of any Statement or of any Revenue Share paid under this Agreement shall not preclude CSP from reasonable questioning the correctness of such Statement and sums at any time. In the event that any inconsistencies or mistakes in payments are discovered and the same are agreed, they shall immediately be rectified and the appropriate payments made by E-ASP.

E-ASP shall, if so required by CSP in writing within 90 days of the expiration of a period of twelve months from any Accounting Date and annually thereafter at its own expense furnish CSP a detailed statement by an independent practising certified public or chartered accountant verifying the monthly Statements.

(e) The information specified above to be included in the Statements; and

(f) The total revenue received by E-ASP through its provision of the Programs.

(g) E-ASP agrees to keep accurate books of accounts and records covering students enrolled by Client Partners on Programs and CSP and its duly authorised representatives shall have the right at all reasonable hours of the day and on 72 hours notice to examine such books and records and all other documents and materials in the possession or under the control of E-ASP relating to this Agreement and shall have free and full access to examine and make extracts from them. All books of accounts and records shall be kept available for at least three years after the termination of this Agreement and E-ASP agrees to permit inspection of the same by CSP during such period.

(h) CSP shall invoice E-ASP for all agreed Expenses which are undisputedly due, and E-ASP shall use its reasonable endeavours to pay CSP the Expenses on the Accounting Date. For the purposes of paying CSP the Revenue Share and Expenses, all currency conversions shall be calculated according to the mid point in the exchange rates applicable on the date of payment of the Revenue Share and Expenses by E-ASP as quoted by the Foreign Exchange department of Canada or US.

10. Applicable Taxes:

If the laws in force at the Locations require E-ASP to withhold tax on any payment which E-ASP is obliged to make to CSP, E-ASP shall:

(a) Obtain a proper receipt and discharge for the tax so deducted and forward it without delay to CSP;

(b) Do all such other things and take such other steps as may be reasonably be required to enable CSP to obtain any tax credit that may be available to it provided that in providing such assistance CSP agrees to pay E-ASP's costs and expenses;

(c) The amount of the Revenue Share may be reviewed by CSP or E-ASP on an annual basis, and any revisions shall come into effect at the start of the Academic Year immediately following the review. Any revisions CSP or E-ASP wish to make shall be notified to the other party at least three months before the start of the calendar year in which they are intended to take effect (the "Notification of Change in Revenue Share").

If either has any reasonable objections to the proposed changes in the Revenue Share, it shall notify the other party within 30 days of the date of the Notification of Change in Revenue Share ("Notification of Objection").

11. Intellectual Property - Other Items:

(a) CSP is the sole proprietor of all Intellectual Property Rights in the PP Series.

(b) E-ASP may not translate, without written approval of CSP , and will use its best efforts to ensure that the Client Partner will not translate, without written approval of E-ASP.

(c) CSP will exercise intellectual property control of programs sold outside the Territory and will implement practices to mitigate potential cannibalization and pirating of its PP Series programs which could adversely affect the business directly related to this program content in E-ASP's assigned Territory. CSP will notify E-ASP of any known potential occurrence of this kind in other Territories.

(d) E-ASP shall immediately notify CSP if it becomes aware of any infringement of the Intellectual Property Rights and shall give all reasonable assistance to CSP in any investigation or prosecution relating to such infringement.

(e) CSP hereby grants to E-ASP an exclusive royalty free license of the Trademarks if required during the Term solely for use in advertising the Programs in the Territory and using related Course Materials under the terms of this Agreement, subject always to any brand usage guidelines supplied by CSP to E-ASP from time to time and without prejudice to all other Intellectual Property Rights of CSP.

(f) E-ASP has the right to create additional trademarks for newly developed Programs with written consent and agreement of CSP.

12. Confidentiality & Announcements:

(a) Each party to this Agreement shall only use the Confidential Information disclosed to it by the other for the purposes of this Agreement and shall not disclose to any third party any Confidential Information disclosed to it by the other; and

(b) Observe strict confidentiality as to the terms of this Agreement except that CSP or E-ASP may in its absolute discretion disclose the terms of this Agreement to the relevant Client Partners.

(c) E-ASP and CSP shall neither make nor issue, nor cause to be made nor issued, any announcement and/or any information or statement concerning the subject matter of this Agreement, nor any matter referred to in this Agreement without the other party's prior written consent save that no consent shall be required if an announcement is required to be made pursuant by law or to the rules of any Regulatory Authority or of any stock exchange on which the shares of either party are or are to be listed, provided that the parties shall use reasonable care to agree the wording of any such announcement with the other party in advance.

(d) E-ASP and CSP may refer to the existence of this Agreement (but not its contents which must be kept confidential in discussions with any other person relating to or promoting the Programs. In addition, each party may disclose information to its shareholders provided that such disclosure is made pursuant to confidentiality obligations equivalent to those in this Agreement.

13. Costs

Save as expressly set out in this Agreement, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and discharging its obligations hereunder.

14. Force Majeure

If either party is unable to fulfill its obligations under or to enjoy the benefits conferred by this Agreement as a result of an event outside of its control, including interference by any government department or any competent authority of any country, any strikes, lockouts or trade disputes (other than those involving a party or their employees), fire, explosion, flood, civil disturbance, national calamity or other act of God, it shall notify the other party and use reasonable efforts to overcome the difficulties arising from such a force majeure event. If, however, a party is unable to fulfill its obligations under this

Agreement because of the force majeure event for a period of 45 days or more, the other party shall be entitled to terminate this Agreement upon giving written notice, without any further liability to that party but without affecting any accrued liability.

15. General

(a) No notice given under this Agreement shall be effective unless it is in writing, addressed to the recipient at its address contained in this Agreement (or such other address as shall have been notified from time to time to the sender). A notice shall be deemed to have been properly given: if delivered by hand during normal business hours, upon delivery; if sent by recorded delivery post, on the first working day after posting; or if transmitted by facsimile and confirmed as received, at the time of delivery.

(b) No modification of this Agreement shall be effective unless it is agreed in writing, signed by both parties and clearly expresses an intention to amend this Agreement.

(c) Neither party may assign or subcontract any of its rights or obligations under this Agreement without the prior written consent of the other party.

(d) The relationship between E-ASP and CSP is that of joint venture partner companies, however, neither party shall assume any obligations on behalf of the other nor make any representations on behalf of the other, nor bind or purport to bind the other in any manner whatsoever.

(e) If the whole or any part of any clause(s) of this Agreement is or becomes invalid for any reason, that invalidity shall not affect the validity of any other provision.

(f) This Agreement comprises the entire agreement between the parties in respect of its subject matter and supersedes all (whether oral or written) previous statements made by either party and all previous agreements, understandings and arrangements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

As of CSP: English Computerized Learning, Inc.:

W. Terry Lee
President
English Computerized Learning, Inc.

/s/ W. Terry Lee_____________________________ _____________________
Signature Date

As of E-ASP: Asia Broadband, Inc. / Shanghai Broadband Networks, Inc.:

Charles Demicher
Chief Operating & Technical Officer / Vice Chairman
Asia Broadband, Inc., / Shanghai Broadband Networks, Inc.

/s/ Charles Demicher_______________________ _____________________
Signature Date